Exhibit 99.2

News Release

For Immediate Release:

March 12, 2007

Fire Resistant Building Materials Company Reports 122% Growth in Commercial Modular Product Line

International Barrier Technology breaks record monthly and year-to-date sales revenue and volumes for the period ending February 28, 2007.

Watkins, MN; Vancouver, BC March 12, 2007 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire resistant building materials, is pleased to report record year-to-date and monthly sales revenue for the Commercial Modular Industry.  Sales volumes of 380,300 sq. ft. of Blazeguard products were shipped into the commercial modular market for the period ending February 28, 2007.  This is a 112% increase from the same period in the previous year.  Total sales for the month of January were 447,632 sq. ft.  Year-to-date, 5,933,900 sq. ft. of Blazeguard products have been shipped, which is an increase of 24% over the 4,775,400 shipped this time last year.

Sales revenue in the commercial modular industry during the month of February increased a dramatic 122%, as the market remains strong and new market share is captured.  Blazeguard sales into the residential roof deck market were again impacted this month by softness in the housing market.  Even though total sales revenue for February is down, year-to-date sales revenue is up to $4,284,617 from $4,063,533 reported last year.  The pass through commodity, sheathing costs, continues at near all-time lows.  This kept top-line sales revenue lower that what it could have been had sheathing prices been at or above average historical prices.

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard® customers include many of the top multifamily homebuilders, and commercial modular building manufacturers in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

/s/ Michael D. Huddy

_______________________

Michael D. Huddy

President, Director

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology

(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:

www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com